Exhibit 10.12

Certain identified information has been excluded from this exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933, as amended, because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

CUSTODIAN AGREEMENT

between

KOMAINU SINGAPORE PTE. LTD.

COINSHARES CAPITAL MARKETS (JERSEY) LIMITED

CoinShares

CONTENTS

1.	INTERPRETATION	1
2.	ASSURANCE	11
3.	APPOINTMENT	12
4.	DUTIES	15
5.	CLIENT ASSETS	17
6.	CLIENT USERS	18
7.	PROPER INSTRUCTIONS	18
8.	ENHANCEMENTS, MAINTENANCE, SUPPORTED ASSETS, FORKS & REDUNDANCY.	19
9.	INTELLECTUAL PROPERTY	21
10.	SERVICE FEE & TAX	22
11.	CHANGES IN LAW & REGULATION	22
12.	LIMITATION	23
13.	CONFIDENTIALITY	25
14.	PERSONAL DATA PROCESSING	26
15.	NON-SOLICITATION OF PERSONNEL	26
16.	TERMINATION	27
17.	NOTICES	29
18.	MISCELLANEOUS	30
19.	GOVERNING LAW, JURISDICTION, IMMUNITY, EVIDENCE & LOCUS STANDI	31

i

CUSTODIAN AGREEMENT

THIS AGREEMENT is made on 21 December 2021

BETWEEN

(1)	KOMAINU SINGAPORE PTE. LTD., a company incorporated under Singapore law (with registered number 202141094Z) having its registered address at 77 Robinson Road, #13-00, Robinson 77, Singapore, 068896 (“KSPL”);

(2)	COINSHARES CAPITAL MARKETS (JERSEY) LIMITED, a private limited company incorporated under the laws of Jersey, Channel Islands (with registered number 122384) having its registered address at 2nd Floor, 2 Hill Street, St. Helier, Jersey, JE2 4UA, Channel Islands (the “Client”);

(together, the “Parties”, each of the same, a “Party”).

WHEREAS

(A)	The Infrastructure is a security solution which enables individuals and enterprises within the global investment community to securely custody their cryptographic private keys in a manner which enables their utilisation to initiate and securely perform certain operations (including Transfers) on the relevant blockchain without such keys leaving the secure custody environment.

(B)	The Client wishes to retain the Custodian in order to provide an institutional-grade custody service in relation to its Assets.

(C)	The Custodian has agreed to provide such services, on and subject to the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the promises and mutual covenants contained in this Agreement, the Parties HEREBY AGREE as follows:

INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following capitalised terms shall bear the following meanings:

“Account” means an account which:

(i)	is created by an Administrator;

(ii)	is designated by reference to a particular type of Asset only (such type as requested for that account by, or on behalf of, the Client in accordance with Clause 4.3(a) hereof);

(iii)	(being a wallet), has a cryptographic private key which is unique within the private key space on the blockchain of the relevant Asset;

(iv)	has a unique reference number allocated to it by the Custodian (which is distinct from its cryptographic private key); and

(v)	may be used by Client Users to:

(a)	receive;

(b)	store; and / or

(c)	Transfer,

that type of Asset,

using the Infrastructure (and “Accounts” shall mean all of the same which subsist from time to time);

“Administrator” means a Custodian User authorised by the Custodian (as part of a quorum of Administrators) to create and manage permissions and Accounts in accordance with the Rules and to alter Rules;

“Affiliate” means, in relation to a person (“Person 1”), any other person (“Person 2”) that, directly or indirectly:

(i)	is Controlled by Person 1;

(ii)	Controls Person 1; or

(iii)	is under common Control with Person 1,

(in each case, where Person 1 and / or Person 2 should be a non-natural person, irrespective of whether or not incorporated or with separate legal personality and irrespective of where incorporated or domiciled);

“Agreement” means this Custodian Agreement as the same may be amended or supplemented from time to time in accordance with its terms;

“AML Obligations” means, in connection with and to the extent applicable to a Party, the obligations upon that Party under the money laundering counter-terrorist financing, sanctions, non-proliferation, anti-bribery, anti-corruption and anti-trafficking statutes and the rules and regulations promulgated thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency having jurisdiction over such Party;

“Approved Sub-Processor” means each and any of:

(i)	an Existing Sub-Processor; and

(ii)	a New Sub-Processor, to the extent that such person satisfies the conditions provided in Paragraph 3.5 of Schedule 3 (Data Processing Agreement) of this Agreement;

“Asset” means a type of digital asset which, subject to Clause 8.6 hereof, is compatible with the Platform and supported by the Custodian (the list of which, as at the date of this Agreement, being included at Schedule 1 (Supported Assets));

“Assets under Custody” (or “AuC”) means all Assets of all Client Users secured utilising the Infrastructure pursuant to the arrangements between the Parties envisaged in this Agreement (which, at any given time during the subsistence of this Agreement, is calculated as the aggregation of the Balance of each Account then subsisting);

“Availability” shall exist (or be deemed to exist) in connection with each minute within a Service Period in respect of the whole of which Client Users may access and use each of the Vault Services, the same being assessed, in each case:

irrespective of whether or not there is, in fact, any attempt made to use, any one or more of the Vault Services; and

(ii)	without taking account of any inability of any one or more Client Users to access and use any of the Vault Services:

(a)	as a direct consequence of the actions or omissions of the Client User and / or the actions or omissions of the Client or its Personnel (UNLESS, in each case, such actions or omissions have, in turn, been caused, or materially contributed to, by the actions or omissions of the Custodian or its Personnel in breach of this Agreement); or

(b)	due to the failure of, or technical issue with, the Client User’s PSD (UNLESS such failure or technical issue affects all Client Users’ PSDs);

“Balance” means, in connection with a particular Account, the amount (if any) of the particular type of Asset standing to the credit of such Account;

“Break Fee” [***]

“Business Day” means any day other than a weekend or a public holiday in the United Kingdom or France;

“CIF Law” means the Collective Investment Funds (Jersey) Law 1988;

“Client Assets” means all (or, as the case may be, any) Assets from time to time standing to the credit of one or more of the Client’s Accounts (the total amount of which, at any given time during the subsistence of this Agreement, being the then prevailing AuC);

“Client Personal Data” means any Personal Data Processed by the Custodian, or by any authorised Sub-Processor thereof, on behalf of any Client User, pursuant to or in connection with this Agreement;

“Client User” means:

(i)	a natural person within the Client’s organisation designated by the Client; and

(ii)	who has been authorised by the Custodian (in the capacity of an Operator only) to use the Infrastructure in order to utilise Services,

in a single instance of such designation and authorisation (which is to say that a natural person may be more than one User), which particular such instance continues to subsist (and “Client Users” shall mean all or such combination thereof as the context requires);

“Confidential Information” means confidential information (which may include commercially sensitive and technical information) important to, and relating to, the business or affairs of a Party or its Affiliates, including for the avoidance of doubt:

(i)	the Services (including provision of the Infrastructure);

(ii)	financial information, including information relating to budgets, results, costs, pricing and margin;

(iii)	the identity and business needs of a client of a Party or an Affiliate thereof;

(iv)	the business methods, products (and design thereof), services, processes and procedures, operations, product development and research, innovations, marketing strategies and opportunities, market analysis, advertising initiatives, acquisition or business contraction initiatives, operational systems, technical data and development, inventions, trade secrets and know-how of, generated by, or otherwise belonging to or produced for a Party or an Affiliate thereof;

(v)	business plans, contracts entered into and / or proposals generated by or belonging to a Party or an Affiliate thereof;

(vi)	any IP Rights belonging to a Party or an Affiliate thereof; and

(vii)	details of the discussions between the Parties (or their representatives) prior to the date of this Agreement relating to its subject-matter,

whether or not recorded in documentary form, or stored on any magnetic or optical disc or memory, and, in each case, irrespective of whether ostensibly with the characteristic of confidentiality or not;

“Content” means the content, information and / or materials provided by the Custodian on (or through) the Platform;

“Contracted Processor” means the Custodian and / or an authorised Sub-Processor thereof, as the context requires;

“Control” of any entity or person means ownership of a majority of the voting power of the entity or person concerned (and “Controlled” shall be interpreted accordingly);

“Controller” shall have the same meaning as contained in the Data Protection Obligations;

“Currency” means a Fiat Currency supported by the Custodian and selected by the Client during the application of the Onboarding Protocol (which election may only be changed during the subsistence of this Agreement with the consent of the Custodian);

“Custodian User” means a natural person within the Custodian’s organisation:

(i)	authorised by the Custodian to use the Infrastructure; and

(ii)	designated by the Custodian, in its discretion, as either an Administrator OR an Operator,

in a single instance of such designation and authorisation (which is to say that a natural person may be more than one User), which particular such instance continues to subsist (and “Custodian Users” shall mean all or such combination thereof as the context requires);

“Data Protection Obligations” means any data protection legislation from time to time in force in Jersey, Channel Islands, including the Data Protection (Jersey) Law 2018, and any foreign data protection laws to the extent that they are applicable to a Party in the course of its performance of its obligations hereunder;

“Data Subject” shall have the same meaning as contained in the Data Protection Obligations;

“Delete” means to remove, obliterate and destroy Personal Data, Confidential Information or a cryptographic private key (in each case, as the context requires) such that the same cannot be recovered or reconstructed;

“Discounted” (in connection with a Service Period) shall be the status of any minute therein during the whole of which any one or more of the following is the case:

(i)	there is an Emergency;

(ii)	there is an event of force majeure (as referenced in Clause 12.6); and / or

(iii)	Client Users are unable to process or confirm a Transfer (or would have been unable so to do had that been their wish) due to a failure of the Custodian’s network, internet, hardware, software or systems (which failure has not been caused, or materially contributed to, by the actions or omissions of the Custodian or its Personnel in breach of this Agreement);

“Enquiry Service” means the commitment of the Custodian to promptly and efficiently respond to all ad hoc queries from the Client and the Client’s Users during a given Service Period, with associated escalation of any issues arising pursuant to the mechanism for dialogue between the Parties envisaged in Schedule 3 (Relationship Management) hereof;

“Existing Sub-Processor” means a third-party to which the Custodian has, at the date of execution of this Agreement:

(i)	delegated or outsourced all or part of the Services; and / or

(ii)	transferred Client Personal Data,

in relation to the Services provided under this Agreement;

“Failed Instruction” means an attempt by a Client User to initiate a Transfer which is unsuccessful and declined by the Platform due to the purported instruction’s non-conformity in one or more respects with the Rules;

“Fiat Currency” means the coin and paper money of a country that:

(i)	is designated as its legal tender;

(ii)	circulates in that country; and

(iii)	is customarily used and accepted as a medium of exchange in that country,

including any digital representation thereof used to electronically transfer value denominated therein;

“FSJL” means the Financial Services (Jersey) Law 1998;

“HSM” means a hardware security module hosted by (or on behalf of) the Custodian in a secure environment which stores the Custodian’s master seed and performs certain cryptographic operations in connection with Transfers and other operations initiated by Users;

“Infrastructure” means each and all of:

(i)	the HSM(s);

(ii)	the Platform;

(iii)	the Content; and

(iv)	the PSDs,

as, in accordance with Clause 8.1, each of the same may be updated, upgraded or developed (including with new features) during the subsistence of this Agreement;

“IP Rights” means patents, inventions, trademarks, service marks, trade names, logos, domain names, business names, rights in designs (including registered and unregistered designs and design rights), copyright (including rights in computer software save for open source software), semiconductor topography rights, database rights, goodwill, rights in get-up and all other (related or distinct) intellectual property rights, in each case whether registered or unregistered and in whatsoever medium recorded, which may now or in the future subsist anywhere in the world, together with:

(i)	applications (and the rights to apply) for the grant of any of the foregoing (and corresponding applications, renewals, extensions, divisions and continuations of the aforesaid);

(ii)	rights to preserve the confidentiality of information;

(iii)	the right to sue for passing-off or unfair competition;

(iv)	rights to claim priority from such rights or other material and works (of whatsoever nature);

(v)	all similar or equivalent rights or forms of protection to any of the foregoing; and

(vi)	all associated know-how, methods, concepts, processes and preparatory materials; “JFSC” means the Jersey Financial Services Commission;

“KYT Analysis” means `know-your-transaction’ checks and analyses of transactions, the purpose of which includes establishing the provenance of certain Assets, which information the Client may use in order to assist it in complying with its obligation to ensure compliance with AML Obligations, as further referenced in Clause 5.3 hereof;

“Losses” means any and all losses, liabilities, damages, actions, proceedings, claims, demands, costs, charges, taxes (excluding any income taxes assessable in respect of Sums Due to the Custodian under this Agreement), interest, penalties, assessments and expenses (including all legal, professional and other expenses and amounts reasonably paid in settlement) asserted against or paid, suffered or incurred by a Party;

“New Sub-Processor” means a third-party, other than an Existing Sub-Processor, to whom the Custodian wishes to delegate the Processing of Client Personal Data;

“Member State” means a member state of the EU;

“Onboarding Charge” means a fee in the sum of USD 1, payable by the Client to the Custodian as provided in Clause 3.7(b)(i) hereof;

“Onboarding Protocol” means the policies and procedures of the Custodian related to the onboarding of its clients (which shall include, inter alia, screening procedures compliant with the AML Obligations), as the same applies in the context of the Client and as may be amended from time to time by the Custodian by notice in writing to the Client;

“Operator” means a User authorised by the Custodian to operate Accounts (including the ability to initiate OR approve and cancel Transfers) in accordance with the Rules but who does NOT have the ability to create Accounts or alter Rules;

“Permits” means governmental, legal and regulatory permits, registrations, filings, licences or similar authorisations;

“Personal Data” shall have the same meaning as contained in the Data Protection Obligations;

“Personal Data Breach” means a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, Client Personal Data transmitted, stored or otherwise Processed;

“Personal Security Device” (or “PSD”) means a secure, dedicated, device provided for use by a Client User:

(i)	the purpose of which is to enable the Client User to authenticate themselves when accessing the Platform in order to utilise Services; and

(ii)	of which the Client User will have only one active at any one time;

“Personnel” means, in connection with a Party, its directors, officers, employees, non-employee workers, agents, auditors, consultants, contractors and sub-contractors;

“Platform” means the secure platform interface and technical solution (which must be accessed through the internet via a PSD), which enables Client Users to access and utilise Services;

“Processing” shall have the same meaning as contained in the Data Protection Obligations;

“Processor” shall have the same meaning as contained in the Data Protection Obligations (and, in connection with Schedule 3 (Data Processing Agreement) shall mean the Custodian);

“Proper Instructions” means instructions provided by (or on behalf of) the Client to the Custodian otherwise than through means of the Infrastructure, in accordance with Clause 7 hereof;

“Repatriation Address” means, in respect of each Asset comprised within the Client Assets, the location (as notified by the Client to the Customer pursuant to Proper Instructions) to which the Custodian will repatriate any Remaining Asset(s) under the circumstances contemplated in Clause 16.8(c) hereof;

“Reporting Services” means the provision by the Custodian of monthly statements to the Client (and / or, if the Client so directs, the Client’s auditors) which, in each case, summarises the following in respect of the immediately preceding Service Period:

(i)	Balances (and fluctuations therein) during the Service Period;

(ii)	Values (and fluctuations therein) during the Service Period;

(iii)	Transfers within the Service Period;

(iv)	Failed Instructions during the Service Period (and, potentially, commentary thereon from the Custodian);

(v)	Service Fee invoices (and payments received in respect thereof);

(vi)	results of KYT Analysis within the Service Period;

(vii)	projections of Balances and associated Values based upon (and delimited by reference to) the Client’s prior disclosure of its intended Transfers in Client Assets; and

(viii)	such other information, subject-matter, data, logs and / or metrics relevant to the Services in respect of the Service Period as may, from time to time, be determined upon by the Custodian,

any (or all of which) may be provided by the Custodian to the Client on a more frequent basis by agreement with the Client (including in connection with associated Service Fee);

“Restricted Transfer” means:

(i)	a transfer of Client Personal Data from the Client to a Contracted Processor; or

(ii)	an onward transfer of Client Personal Data from a Contracted Processor to (or between two establishments of) a Contracted Processor,

in each case where such transfer would, at the time of the transfer, be prohibited by Data Protection Obligations (or by the terms of data transfer agreements put in place to address the data transfer restrictions thereof) absent use of relevant Standard Contractual Clauses;

“Rules” means the rules defined by Administrators from time to time applicable to the execution and control of Transfers by Client Users (including the determination of those Client Users whose cryptographic signatures are needed before the Platform validates a Transfer (which validation takes place by way of the relevant HSM signing and sending the Transfer concerned to the relevant blockchain));

“Security Protocol” means the physical and information security policies of the Custodian, as the same has been communicated to the Client and may be amended from time to time by the Custodian by notice in writing to the Client;

“Service Commitment” means ninety-nine percent (99%);

“Service Documents” means:

(i)	this Agreement;

(ii)	the Onboarding Protocol;

(iii)	the Security Protocol;

(iv)	the Rules; and

(v)	the User Guide,

or such of them as the context requires (and “Service Document” means any one of the same as the context requires);

“Service Fee” means a monthly fee payable by the Client for:

(i)	the Services to be provided by the Custodian hereunder; and

(ii)	in accordance with Clause 10.2(b), each additional category of services to be provided hereunder,

as further referenced in Clause 10, the application and determination of which is subject to the provisions contained in Schedule 2 (Financial Matters);

“Service Level Failure” (in connection with a Service Period) shall be the consequence of the Service Performance for such period being lower than the Service Commitment;

“Service Performance” (in respect of a Service Period) shall be calculated by dividing:

(i)	the number of minutes within such period during the whole of which there is Availability; by

(ii)	the total number of minutes within the Service Period less the aggregate of the number of minutes within that period the whole of which are accounted for:

(a)	by Scheduled Maintenance;

(b)	by Withdrawal of Service; or

(c)	as a result of being Discounted (PROVIDED THAT if any whole minute which otherwise qualifies to be Discounted should also be a whole minute in which there was a Withdrawal of Service or in respect of which Scheduled Maintenance took place, such minute shall not also qualify to be Discounted for the purpose of the foregoing calculation);

“Service Period” means a calendar month during the subsistence of this Agreement (or, as the case may be, the pro-rata element(s) thereof for the first and last such months);

“Service Request” means a request from the Client to the Custodian for:

(i)	Infrastructure;

(ii)	Services; and / or

(iii)	additional training in connection therewith, pursuant to Clause 6.3(b), the format of which, in each case, shall be agreed between the parties from time to time);

“Services” means the provision of institutional-grade custodian services for Assets to be provided by the Custodian to the Client in accordance with the terms of this Agreement (including, in particular:

(i)	application of the Onboarding Protocol to the Client;

(ii)	providing the Infrastructure;

(iii)	the Vault Services;

(iv)	KYT Analysis (the availability thereof in connection with a particular Asset being subject to Clause 5.6(b) hereof);

(v)	the Reporting Services; and

(vi)	the Enquiry Service);

“Standard Contractual Clauses” means the Standard Contractual Clauses (processors) for the purposes of Article 26(2) of Directive 95/46/EC set out in Decision 2010/87/EC, as the same are revised or updated from time to time by the European Commission;

[***]

which, in each case, has become due in accordance with the terms hereot (and “Sums Due” shall mean all of the same);

“Supervisory Authority” means:

(i)	an independent public authority which is established by a Member State pursuant to Article 51 GDPR; and

(ii)	any similar regulatory authority responsible for the enforcement of Data Protection Obligations;

“Transfer” means an instruction to transfer Client Assets initiated by a User using the Infrastructure, in accordance with the Rules;

“USD” means United States Dollar(s);

“User” means a Client User or, as the case may be, a Custodian User (and “Users” shall mean all or such combination thereof as the context requires);

“User Guide” means the user guide for Vault Services for use by Client Users published on the Custodian’s website (https://komainu.com), as the same exists at the date of this Agreement and as the same may be updated from time to time;

“Value” means the value of the Balance standing to the credit of an Account as converted and expressed in the Currency;

“Vault Services” mean the following Services accessible through the Platform:

(i)	visualising Balances, Values and Transfers (including past and pending Transfers) linked to Accounts, including the associated receiving address(es); and

(ii)	initiating, reviewing and approving Transfers,

the functionality of which is described in further detail in the User Guide; and

“VuC” means the value of AuC (which, at any given time during the subsistence of this Agreement, is calculated as the aggregation of the Value of each Account then subsisting), expressed in USD.

1.2	Any reference to “Custodian” in this Agreement shall be construed to include a reference to any

Affiliate of the Custodian, unless the context indicates or requires otherwise;

1.3	This order of priority shall apply in the event of a conflict between provisions of the following:

(a)	this Agreement (excluding its Schedules);

(b)	the Schedules to this Agreement;

(c)	the Security Protocol;

(d)	the Onboarding Protocol;

(e)	the Rules; and

(f)	the User Guide.

1.4	Each provision of this Agreement should be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that:

(a)	the Parties are sophisticated;

(b)	the Parties have had adequate opportunity and means to retain counsel to represent their interests; and

(c)	the allocation of risk(s) herein, which the economic bargain also represented by this Agreement takes direct account of, is an essential element of the meeting of minds which execution of this Agreement is to give effect to.

1.5	In this Agreement:

(a)	any phrase introduced by the terms including, include, in particular, for example or any similar expression(s) shall be construed as illustrative and shall not limit the sense of the words that precede it;

(b)	the terms will, must and shall are expressions of command or obligation and not merely expressions of future intent or expectation;

(c)	the words hereof, herein and hereunder refer to this Agreement as a whole rather than to any particular provision or section of this Agreement; and

(d)	whenever the words include and including are used, they shall, in each instance, be deemed to be followed by the words without limitation.

1.6	That references herein to compliance with applicable law and regulation shall include:

(a)	compliance with lawful directions and / or instructions of a competent regulator with respect to which it is reasonably believed by a Party to be mandatory for it to comply;

(b)	compliance with relevant export controls (such as those prescribed from time to time by the U.S. Commerce Department and U.S. Export Administration Regulations); and

(c)	in the case of AML Obligations, sanctions or restrictions prescribed by the U.S. Office of Foreign Assets Control (‘OFAC’).

1.7	Headings in this Agreement are inserted for convenience and shall not affect its construction.

1.8	References herein to Clauses, Schedules and Paragraphs are to clauses and schedules of, or to, this Agreement unless otherwise specified (and which Schedules, for the avoidance of doubt, form part of this Agreement unless or to the extent specifically stated otherwise herein) and to paragraphs within such schedules.

1.9	A reference to a particular law, statutory instrument or regulation is a reference to it as the same may be amended, extended, or re-enacted from time to time and, in the case of any law, includes any subordinate legislation for the time being in force made pursuant to it.

1.10	Any consent or approval of a Party required under this Agreement shall be required to be obtained before the act or event to which it applies is carried out or done and shall be effective only when the consent or approval is given in writing.

1.11	Words denoting an obligation on a Party to do any act matter or thing include an obligation to procure that it be done and words placing a party under a restriction include an obligation not to permit or allow infringement of such restriction.

1.12	In this Agreement, unless the context otherwise requires:

(a)	a reference to the masculine gender shall include the female and vice-versa; and

(b)	words in the singular include the plural and vice-versa.

ASSURANCE

2.1	Warranties: Each Party represents and warrants to the other Party that:

(a)	it has the legal right, power and authority and has obtained all necessary consents and authorisations to enter into this Agreement;

(b)	it has executed this Agreement by duly authorised persons so as to constitute valid and legally binding obligations of that Party enforceable against it in accordance with their terms (SAVE ONLY as such enforceability may be limited by applicable bankruptcy, insolvency, administration or other similar laws affecting creditors’ rights generally, limitation periods and / or principles of equity or customary law);

(c)	by entering into, and performing its obligations pursuant to, this Agreement it will not be in breach of any court order or any term (express or implied) of any contract or other obligation (including in the nature of security) binding upon it;

(d)	it has not violated or breached any law or regulation to which it may be subject, the violation or breach of which would materially impair its ability to enter into this Agreement or perform its obligations under the Agreement;

(e)	it has the necessary skills, experience and is duly qualified and permitted under applicable governing laws and regulation and holds all required Permits to discharge its obligations hereunder;

(f)	all information provided by it to the other Party in relation to its skills, experience, authorisations, Permits (and in particular, in the case of the Custodian, the functionality of the Infrastructure) is accurate, true and complete and is not misleading in any material respect; and

(g)	it is able to discharge its liabilities as they fall due and that, having regard to its prospects, intended management and the amount and character of the financial resources that will be available to it, the Party concerned will be able to continue to carry on business and discharge its liabilities as they fall due for a period of not less than twelve (12) months.

2.2	Cognisance: The Client represents, warrants and undertakes that:

(a)	it is capable of assessing the merits of entering into this Agreement and of determining whether the same is appropriate or proper for it, including in light of prevailing and anticipated circumstances;

(b)	it has had adequate opportunity and means to retain counsel to advise it with respect to the implications and consequences of entering into this Agreement; and

(c)	it has made its own independent decision to enter into this Agreement after assessing the merits, suitability and appropriateness of the same.

2.3	Corrections: Each Party undertakes to immediately inform the other Party in the event of becoming aware that any of the warranties it has given contained in Clause 2.1 (and / or, in the case of the Client, Clause 2.2) should no longer be correct (including, for the avoidance of doubt, if such occurs after termination of this Agreement and relates to the period in which the Agreement subsisted).

2.4	Warranty Indemnity: Each Party indemnifies (and hereby undertakes to keep indemnified) the other Party and its Personnel from and against any and all Losses which they may incur as a result of any of the warranties it has given contained in Clause 2.1 (and, in the case of the Client, Clause 2.2) no longer being correct in respect of any period during which this Agreement subsists.

2.5	Propriety: Each Party undertakes to the other Party that at all times during the subsistence of this Agreement it:

(a)	shall not use the Infrastructure to knowingly engage in, or support, any activity prohibited under applicable law and regulation; and

(b)	will conduct itself:

(i)	materially in compliance with all applicable recordkeeping and reporting requirements; and

(ii)	in compliance with all applicable AML Obligations.

2.6	Rectitude: Each Party undertakes to the other Party:

(a)	to act diligently and in good faith; and

(b)	to use its reasonable efforts and judgment and all due care and skill,

in complying with its obligations hereunder.

APPOINTMENT

3.1	Appointment: The Client hereby appoints the Custodian as the custodian of the Client Assets on and from the date of execution of this Agreement, to hold the same in safe custody in accordance with the provisions of this Agreement.

3.2	Status:

(a)	To the extent that Client Assets are secured within the Infrastructure pursuant to the terms of this Agreement, the Custodian’s duties as custodian in respect thereof shall be as bare trustee only with no duty to preserve or enhance the value of Client Assets.

(b)	All terms and conditions herein take effect not as trustee duties but as duties imposed by a contractual agreement. The Custodian shall be subject solely to the duties set out in this Agreement and shall not owe any fiduciary (or quasi-fiduciary) duties to the Client or any other person.

(c)	The Client acknowledges that the Custodian shall have no implied duties or obligations whatsoever and undertakes not to assert to the contrary at any time.

(d)	Nothing in this Agreement or the operation of the Infrastructure is intended, or shall be deemed, to result in the transfer of any legal or beneficial title in any Client Assets to the Custodian. (Accordingly, the Client Assets are not an asset on the Custodian’s balance sheet).

3.3	Standard of Care: In performing the Services the Custodian shall exercise the reasonable care and skill to be expected of a professional custodian for hire of assets of the same type as the Assets, which standard of care shall be deemed effectuated and satisfied if the Custodian exercises such care with respect to the Client Assets as it exercises with respect to its own Assets and the Assets of its Affiliates.

3.4	Security Protocol: The Parties agree that the Client’s adherence to the Security Protocol shall be an essential condition (sine qua non) to the Custodian’s willingness to be appointed hereunder Accordingly, the Client acknowledges that any violation of the Security Protocol by the Client or the Client’s Users shall entitle the Custodian to terminate this Agreement in accordance with Clause 16.4(b)(ii) hereof.

3.5	Regulatory Status: The Parties agree and acknowledge that:

(a)	whilst the Custodian is registered to conduct fund services business pursuant to FSJL in the classes of Custodian and Depositary, the Client is not a public collective investment fund pursuant to Article 3 of the CIF Law, with the result that the Custodian’s provision of the Services to the Client hereunder will not constitute fund services business under FSJL;

(b)	the Client is wholly responsible for ensuring that all aspects of the engagement of the Custodian proposed hereunder, and the risks associated with such engagement are acceptable to it; and

3.6	Voluntary Extension: Notwithstanding that the Custodian’s licensing under FSJL to conduct certain classes of fund services business has no formal application to the Custodian’s provision of the Services to the Client hereunder as reflected in Clause 3.5(a), the Custodian undertakes to the Client to:

(a)	maintain capital adequacy requirements to the extent required by the JFSC in connection with the conduct of the classes of fund services business in respect of which the Custodian has been registered; and

(b)	discharge, to the greatest extent possible, its obligations hereunder as if, and to the standard (and in compliance with the consequent regulatory burden) which would be applicable to the provision of the Services, in each case for so long as such registrations are maintained.

3.7	Onboarding:

Onboarding Protocol:

(a)	The Parties shall comply with the Onboarding Protocol in relation to the appointment of the Custodian to provide the Services.

(b)	Without prejudice to the generality of the foregoing obligation in Clause 3.7(a), the Client:

(i)	shall ensure that the information provided to the Custodian in relation to this Agreement remains accurate, complete and up to date at all times;

(ii)	acknowledges that it assumes sole responsibility for confirming and ensuring the accuracy, completeness and correctness of the information provided by it (or on its behalf) to the Custodian during the subsistence of this Agreement;

(iii)	acknowledges that neither the Custodian nor any of its Affiliates will be responsible to (or be liable for any Losses suffered by) any party as a result of any inaccurate, incomplete or incorrect information provided by (or on behalf of) the Client under this Agreement;

(iv)	shall ensure that all Client Users provide the Custodian with:

(A)	a valid email address; and

(B)	any other information required by the Custodian for the purpose of compliance with applicable law and regulator or compliance with the Custodian’s obligations hereunder; and

(v)	shall promptly (and in any event within five (5) Business Days) notify the Custodian of any material changes in the Client’s structural and governance arrangements, business purposes or ultimate beneficial owners or those exercising de facto Control in respect of the Client.

Onboarding Charge:

(c)	The Client undertakes to pay the Onboarding Charge to the Custodian as soon as reasonably practicable upon execution of this Agreement in accordance with the payment processes set out in Schedule 2 (Financial Matters) of this Agreement.

3.8	Non-exclusivity: Nothing herein shall prevent the Custodian from using the Platform to secure:

(a)	the Custodian’s own Assets; or

(b)	the Assets of other client(s) of the Custodian or of other third-parties,

and the Custodian shall not be deemed to be affected by notice or to be under any duty to disclose to the Client information which has come into the Custodian’s possession as a result of any such aforementioned arrangement(s).

The Client accordingly acknowledges and agrees that:

(A)	the Custodian and its Affiliates may have interests which are separate from the Custodian’s role in connection with this Agreement and the transactions it contemplates; and

(B)	the Custodian and its Affiliates may act in their own interests in relation to any transaction (OTHER THAN, in the case of the Custodian, where it acts specifically for the Client under this Agreement).

The Custodian and its Affiliates shall not be liable to disclose or account to the Client for any profits or benefits made or derived by, or in connection with, any transactions referred to in this Clause 3.8.

3.9	Equivalence: Without prejudice to Clause 3.8, the Custodian undertakes that all Services, information and equipment (including Infrastructure) provided by it to the Client hereunder shall be provided with at least the same degree of accuracy, completeness, efficiency, quality, responsiveness and timeliness as is (or would be) provided by the Custodian generally to its clients other than the Client.

3.10	Devices: The title and risk in a Device shall transfer to the Client upon delivery in accordance with:

(a)	DDP-Delivery Duty Paid (Incoterm 2010), in the event that the Device is delivered in a country within the EU; or

(b)	DAP-Delivery At Place (Incoterm 2010), in the event that the Device is delivered in a country outside the EU.

3.11	Client Acknowledgements: The Client acknowledges that:

(a)	access to the Platform is conditional upon the correct setup of the Client Users’ Devices in accordance with the User Guide and / or the instructions included with the Devices, which it shall be the responsibility of the Client to ensure;

(b)	it is responsible for ensuring that Client Users set-up and store their respective Devices in a secure manner;

(c)	the transmission of data among and within the components of the Infrastructure will at all times be made using encrypted protocols;

(d)	Transfers to, from and between Accounts shall be the Client’s risk and expense;

(e)	the Infrastructure, as at the date of this Agreement, is not an exchange platform and, accordingly therefore, does not enable any person to trade in Assets (whether for other Assets, Fiat Currency (including the Currency), other currency or another value that substitutes for currency);

(f)	the Custodian is not a money services business, money transmitter, bank or a credit, electronic money or payment institution; and

(g)	the Custodian has not, does not and will not provide any advice of any nature to the Client in connection with the merits or otherwise of holding Assets.

DUTIES

4.1	Services: Subject to the Client’s compliance with the terms hereof, the Custodian undertakes to diligently undertake and perform the Services.

4.2	Service Commitment: The Custodian undertakes to use its best endeavours to ensure that the Service Commitment is equalled or exceeded in respect of each Service Period during the subsistence of this Agreement.

4.3	Accounts:

(a)	The Client authorises, approves and directs the Custodian to establish and maintain for the subsistence of this Agreement, and in accordance with this Agreement, an Account (or such number of Accounts) in respect of each Asset which the Client proposes to secure within the Infrastructure and advised the Custodian of the same:

(i)	within the application of the Onboarding Protocol to the Client; or

(ii)	as the case may be, subsequently during the subsistence of this Agreement, through the completion and submission of a Service Request.

(b)	In accordance with the Onboarding Protocol, the Accounts established pursuant to Clause 4.3(a) shall be recorded by the Custodian as being in the name of:

(i)	the Client; or

(ii)	with such designation as the Client may reasonably require (and which is reasonably acceptable to the Custodian).

4.4	Validation: The Client undertakes to remit to an Account during the subsistence of this Agreement only:

(a)	a single type of Asset;

(b)	an Asset which is supported by the Infrastructure; and

(c)	as Asset which it is lawfully entitled to exercise control over; (such type of Asset to be that identified to the Custodian in accordance with Clause 4.3).

The Client acknowledges and agrees:

(A)	that remittance to an Account of an Asset which is not supported by the Infrastructure is highly likely to result in such Asset being irretrievable (by either the Client or the Custodian); and

(B)	that its remittance of an Asset to an Account during the subsistence of this Agreement may be regarded by the Custodian and its Personnel as evidence that it has confirmed that such Asset is suitable for remittance to such Account.

4.5	Segregation: The Custodian undertakes to:

(a)	separately identify all Client Assets on its books and records as belonging to the Client (and, accordingly, not to the Custodian (in its own or any other capacity), any other client of the Custodian or any third-party); and

(b)	segregate (and, during the subsistence of this Agreement, keep segregated) all Client Assets from its own proprietary Assets and the Assets of any other client of the Custodian or other third-party.

Accordingly, all Client Assets will be held on a non-fungible basis and will not be commingled with any other Assets.

(“Segregation” for all purposes in connection with this Agreement shall mean segregation at the wallet address level. Nothing in this Agreement shall prevent the Custodian from holding multiple wallet addresses (ie: Accounts) for different clients on the same HSM).

4.6	General Ledger: The Custodian will maintain on an ongoing basis during the subsistence of this Agreement a general ledger which details the Balance of each Account (and, periodically, the Value of each Account).

4.7	Retention: The Custodian undertakes that during the subsistence of this Agreement, (SAVE ONLY as required pursuant to applicable law or regulation), no Client Assets shall be deposited or transferred by the Custodian to any third-party depository, custodian, clearance system or wallet.

4.8	Regulatory Compulsion:

(a)	The Client acknowledges that the Custodian’s duties to the Client under this Agreement are subject, at all times, to any supervening requirement of applicable law, regulation and the Security Protocol.

(b)	To the extent that the Custodian is required to act (or to omit to act or desist from acting further) in any way which is inconsistent with the Client’s instructions or requirements due to the supervening obligation referenced in Clause 4.8(a) above, the Custodian shall (to the extent it is legally able to do so) notify the Client promptly, outlining, in reasonable detail, the reason why the Custodian is taking the action it is taking.

(c)	If the application of the applicable law, regulation or Security Protocol should be unclear in the particular circumstances, the required actions of the Custodian shall be for the Custodian to judge, acting in good faith and in accordance with the standard of care set out in Clause 3.3 hereof.

(d)	Notwithstanding any other provision of this Agreement to the contrary, the Custodian shall not be liable to the Client in respect of any action or omission of the Custodian (whether nominally in breach of this Agreement or otherwise) taken, omitted to be taken or which the Custodian desists from taking further, in compliance with the provisions of this Clause 4.8.

4.9	Client Exigency: The Custodian represents, warrants and undertakes that it shall, at all times during this subsistence of this Agreement, act in accordance with any conditions or requirements which are specified within or as part of any Permit which is essential for the conduct of the Client’s business PROVIDED THAT:

(e)	the Custodian is kept appraised of any such relevant conditions or requirements;

(f)	the Custodian is notified in advance of any changes in any such relevant conditions or requirements; and

(g)	any such relevant conditions or requirements (including as the same may be revised during the subsistence of this Agreement) do not conflict with law or regulation applicable to the Custodian or (otherwise) the provisions of this Agreement.

4.10	Indemnity: The Client acknowledges that the Custodian shall have no responsibility of any kind in connection with a failure to adhere to Clause 4.4 by the Client or any Client User and the Client indemnifies (and hereby undertakes to keep indemnified) the Custodian and its Personnel from and against any and all Losses which they may incur as a result of any such non-adherence.

CLIENT ASSETS

5.1	Status: The Client represents, warrants and undertakes that for all purposes in connection with this Agreement it acts as a principal and for its own account (and not as an agent, fiduciary, advisor or trustee or in any other capacity on behalf of any third-party) and that, accordingly, it is:

(a)	the beneficial owner of the Client Assets; or

(b)	entitled to deal with Client Assets under this Agreement as if it were beneficial owner of the same.

5.2	Indemnity: Any disclosure by the Client to the Custodian that the Client has entered into this Agreement as the agent or representative of a third-party shall not relieve the Client of any of its obligations hereunder. In the event that the Client acts as an agent or representative of a third-party, the Client shall indemnify (and hereby undertakes to keep indemnified) the Custodian, its Personnel, Affiliates and Controllers from and against any and all Losses which they may incur as a result of any claim by any third-party in respect of the Client Assets.

5.3	Unencumbered: The Client further represents, warrants and undertakes to the Custodian that the Client Assets are free from any right of retention, pledge, lien, other security interest, third-party right or other encumbrance of any nature.

5.4	Inalienable: The Custodian shall not:

(a)	lend, pledge or hypothecate any Client Assets (or purport to do any of the same); or

(b)	create or, insofar as the same is reasonably within its power, permit others to create, any encumbrance in respect of the Client Assets,

OTHER THAN, in each case, as is expressly provided for herein.

5.5	Information:

(a)	The Client undertakes to provide, or procure the provision to, the Custodian of such data, documents and information concerning the Client Assets as the Custodian may reasonably request in connection with the performance of the Services.

(b)	Without prejudice to the generality of the foregoing Clause 5.5(a), the Client undertakes to use its best endeavours to ensure that the Custodian is notified in advance of any Transfer to an Account, such notification to include details of Asset and amount thereof anticipated to be involved.

(c)	The Client acknowledges that in the event of a failure by it to notify the Custodian of a particular Transfer of Assets before the same is completed, the Custodian shall be at liberty to suspend the ability of Client Users to make further Transfers of such Assets until the Custodian is satisfied that the Security Protocol and AML Obligations are satisfied in respect of such Assets.

5.6	KYT Analysis: The Client acknowledges that:

(a)	as at the date of this Agreement, KYT Analysis is available in respect of some Assets only (such Assets being those identified for such purpose in Schedule 1 (Supported Assets) of this Agreement);

(b)	accordingly, the definition of “Services”, insofar as it encapsulates KYT Analysis, shall be construed in light of the foregoing Clause 5.6(a); and

(c)	whilst the Custodian shall use its reasonable endeavours to increase the number of Assets in connection with which KYT Analysis is available, no undertakings or assurances are given to the Client by the Custodian in such regard.

5.7	Prosecution: Nothing in this Agreement shall require or compel the Custodian to institute legal or administrative proceedings in respect of any Client Asset(s).

CLIENT USERS

6.1	Designation: Subject as herein provided, the Client may authorise and designate representatives from within its organisation to act as a Client User in connection with the relevant Account(s) and, solely for such purposes, to use the Infrastructure.

6.2	Number: Subject to the provisions of Paragraph 2 of Schedule 2 (Financial Matters), there shall be no limitation on the maximum number of Client Users from time to time.

6.3	Access & Training: The Custodian:

(a)	hereby grants Client Users access to the Platform solely for the purpose of receiving the Vault Services and subject to such Users’ compliance with the Service Documents; and

(b)	shall provide (or procure the provision) of such training sessions for Client Users, at no additional cost, as may be reasonably required from time to time (to be requested via a Service Request).

6.4	Responsibility: The Client acknowledges that it is responsible for any:

(a)	access to;

(b)	use of; and / or

(c)	operations performed on,

the Infrastructure by its Client Users (including for: (i) ensuring that each Transfer is compliant with law and regulation; (ii) all issues related to, or arising out of, any use of the Infrastructure by the Client and / or Client Users to conduct any regulated financial activity; and (otherwise) for identifying, seeking, obtaining and thereafter maintaining all applicable Permits in respect of such use of the Infrastructure).

6.5	Eligibility: The Client undertakes to ensure that each Client User has valid permission and authority to manage the relevant Account(s) on behalf of the Client.

6.6	Security: The Client undertakes to ensure that each Client User shall comply with the Security Protocol.

6.7	PSDs: Acknowledging that a PSD shall be under the sole control of the relevant Client User, the Client undertakes to ensure that each Client User shall look after and protect their PSD (including the confidentiality thereof) in accordance with the requirements of the Security Protocol.

6.8	Indemnity: The Client acknowledges that the Custodian shall have no responsibility or liability of any kind in connection with any failure to adhere to the foregoing Clauses 6.4 to 6.7 (inclusive) by the Client or any Client User and the Client indemnifies (and hereby undertakes to keep indemnified) the Custodian and its Personnel from and against any and all Losses which they incur as a result of any such non-adherence.

PROPER INSTRUCTIONS

7.1	Authentication: The Security Protocol shall set out security codes, passwords or test keys or other authentication devices or procedures (“Authentication Procedures”) in order that the Custodian may verify that Proper Instructions have been originated from the Client.

7.2	Safeguarding: The Client shall safeguard any Authentication Procedure which the Custodian makes available to it.

7.3	Reliance: The Custodian may rely upon successful authentication in accordance with the Authentication Procedures as conclusive evidence of:

(a)	the identity of the instructing individual as acting on behalf of the Client;

(b)	the instructions provided by that individual as Proper Instructions; and / or

(c)	any determination or any action by the Client;

as the case may be, as described by the Client following authentication.

7.4	Oral Instructions: The Client acknowledges that in no circumstances may Proper Instructions be given orally.

7.5	Purported Instructions: Any purported Proper Instruction received by the Custodian in accordance with an Authentication Procedure or otherwise reasonably believed by it to be a Proper Instruction shall be deemed to have originated from the Client and shall constitute a Proper Instruction.

7.6	Incomplete Instructions: The Custodian shall have no obligation to act in accordance with purported Proper Instructions to the extent that they are incomplete or unclear.

7.7	Unlawful Instructions: The Custodian shall have no obligation to act in accordance with Proper Instructions to the extent that they are regarded by the Custodian, acting reasonably, as being in conflict with applicable law, regulation or the Security Protocol.

7.8	Partial Instructions: For the avoidance of doubt, the Custodian shall have no obligation to comply with part-only of a Proper Instruction to which any element is subject to the application of Clause 7.6 or 7.7 above.

7.9	Indemnity: The Client indemnifies (and hereby undertakes to keep indemnified) the Custodian and the Custodian’s Personnel from and against any and all Losses which they may incur as a result of:

(a)	their acting on Proper Instructions;

(b)	any delay, misdelivery or error in transmission of any Proper Instructions; or

(c)	their acting, in good faith, upon any forged or unauthorised document or signature.

ENHANCEMENTS, MAINTENANCE, SUPPORTED ASSETS, FORKS & REDUNDANCY

8.1	Enhancements:

(a)	The Client acknowledges that the Custodian may from time to time update, upgrade or develop components of the Infrastructure (including by way of the deployment of new features) during the subsistence of this Agreement (each of the same in fact made in accordance with this Clause 8.1, an “Enhancement”).

(b)	The Custodian shall notify the Client when an Enhancement becomes available.

(c)	Each Enhancement made in accordance with this Clause 8.1 shall, ipso facto, and without further action being required on the part of either Party, result in the term “Infrastructure” being interpreted as including such Enhancement from the date on which it was made or deployed.

8.2	Scheduled Maintenance: The Custodian may from time to time temporarily suspend one or more components of the Infrastructure for planned maintenance (“Scheduled Maintenance”).

The Custodian undertakes to the Client that it will use its best endeavours to ensure that:

(a)	all Scheduled Maintenance will take place outside the hours of 8am to 6pm UK time;

(b)	no Scheduled Maintenance will take place on a Friday;

(c)	a minimum of five (5) Business Days’ prior notice of all Scheduled Maintenance will be provided to the Client;

(d)	to conduct Scheduled Maintenance in windows of two (2) hours or less; and

(e)	the aggregate amount of Scheduled Maintenance in a single Service Period will not exceed twenty-two (22) hours.

8.3	Emergency Maintenance: The Custodian may temporarily suspend any portion of the Infrastructure solely to the extent and for the duration that is necessary in order to avoid or mitigate any adverse impact on the safety, security and integrity of the Infrastructure which results (or otherwise would result) from:

(a)	a Fork or anticipated Fork; or

(b)	a material security issue,

as assessed in the Custodian’s discretion, acting in good faith (each of the same, an “Emergency”).

8.4	Withdrawn Service: The Custodian may temporarily suspend or disable access to any component of the Infrastructure (each of the same, a “Withdrawal of Service”):

(a)	if the Custodian, acting reasonably and in good faith, believes this to be reasonably necessary to comply with applicable law or regulation; or

(b)	if the Client fails to make payment of any Service Fee for a period of more than two (2) months since the date of the relevant invoice to the Client.

The Custodian shall notify the Client prior to any Withdrawal of Service (unless it would be unlawful to do so).

8.5	Communication: In the event of an Emergency or Withdrawal of Service occurring, the Custodian shall (to the extent lawfully permissible) provide the Client with regular updates (not being less frequent than daily) as to the current status and likely duration of the Suspension or Withdrawal of Service. The Client acknowledges that it shall be responsible for keeping its Client Users updated.

8.6	Supported Assets: The Client acknowledges that, although anticipated to be an infrequent occurrence:

(a)	an Asset may cease to be compatible with the Platform; or

(b)	the Custodian may, from time to time, determine to no longer support an Asset (whether or not the same is anticipated to remain compatible with the Platform),

and, therefore, the provision of Services in connection with such Asset shall come to an end. The Custodian shall:

(A)	give the Client not less than thirty (30) Business Days’ notice following the making of any determination by it pursuant to (b) above; and

(B)	endeavour to give the Client no less than thirty (30) Business Days’ notice in advance of the anticipated occurrence of (a) above.

Upon receipt of any such notice the Client shall discuss the appropriate steps for it to take pursuant to the mechanism for dialogue agreed between the Parties from time to time.

8.7	Forks: The Custodian represents, warrants and undertakes that:

(a)	any new digital-asset (each, a “New Asset”) which results from a permanent divergence (hard fork) in the blockchain of an Asset (the “Progenitor Asset”) during the subsistence of this Agreement (each, a “Fork”) shall be assessed by the Custodian for its compatibility with the Platform;

(b)	it will use its best endeavours to ensure that a New Asset is compatible with the Platform;

(c)	it will notify the Client, within fifteen (15) Business Days following the relevant Fork, whether the associated New Asset, at the time of the notification:

(i)	is compatible with the Platform, in which case:

(A)	such New Asset shall, from its inception at the relevant Fork be deemed to be (and have been): (x) included within the definition of “Asset” herein; and (y) as a distinct form of digital-asset to the Progenitor Asset; for all purposes (including, for the avoidance of doubt, the further application thereto of this Clause 8.7); and

(B)	all holdings of the New Asset in the Client’s Accounts will be transferred into a new Account for the Client; or

is not (or is not yet) compatible with the Platform, in which case the Parties shall discuss the appropriate steps for the Client to take pursuant to the mechanism for dialogue agreed between the Parties from time to time.

8.8	Redundancy: The Custodian shall:

(a)	be permitted to (and shall) effect the complete and secure replication of the Infrastructure for redundancy and disaster-recovery purposes;

(b)	implement procedures (in accordance with industry best practice) to back-up the Client’s Accounts and test such back-ups on a regular basis;

(c)	establish and maintain a log of all accesses to the Client’s Accounts; and

(d)	maintain such back-ups and logs and ensure the availability of the same to the Client upon its reasonable request for a period of not less than twenty-four (24) months from the date of their creation.

INTELLECTUAL PROPERTY

9.1	Ownership: The Client acknowledges the significance of the IP Rights to the Custodian.

9.2	Non-interference: The Client undertakes that it shall not:

(a)	modify, disassemble, decompile, reverse-engineer, copy or otherwise attempt to derive source code or other trade secrets from (or about) any Infrastructure component; or

(b)	tamper with or modify the security mechanisms within (or otherwise interfere with or disrupt the integrity, operation or performance of) the Infrastructure.

9.3	Feedback: The Client acknowledges that the Custodian shall own information relating to the Services provided in any medium by the Client to the Custodian. The Custodian shall be entitled to unrestricted use and dissemination of such feedback for any purpose, commercial or otherwise, without acknowledgement or compensation to the Client being due in respect thereof.

SERVICE FEE & TAX

10.1	Services & Expenses: In connection with:

(a)	the Custodian’s remuneration for the provision of Services; and

(b)	reimbursement of the Custodian’s Expenses,

the provisions of Schedule 2 (Financial Matters) shall apply.

10.2	Additional Services: The Custodian may (but shall not be under any obligation to) agree with the Client to provide one or more additional categories of services, in addition to the Services. The Client acknowledges that such additional service may be subject to an additional fee. In such cases, the Parties will, in accordance with Clause 18.7, execute an amendment to this Agreement, which amendment shall consist of the addition to this Agreement of an ‘Additional Services Schedule’ in respect of each additional service category to be provided, each of which Schedules shall:

(a)	set out the nature of the additional category of service (including timeframes for delivery, as appropriate) in detail (which additional category of service shall, unless otherwise agreed, from adoption of the Additional Services Schedule, to be deemed to be incorporated within the definition of “Services” herein);

(b)	specify the mutually agreed upon fee in connection with the provision of the same (which fee shall, unless otherwise agreed, constitute a supplement to the Service Fee as provided for herein and which shall, from adoption of the Additional Services Schedule, be deemed to be incorporated within the definition of “Services Fee” herein); and

(c)	if applicable, the extent of any amendments to the provisions of this Agreement (as applicable prior to the adoption of the Additional Services Schedule) which are to apply in connection with the applicable category of additional services.

CHANGES IN LAW & REGULATION

11.1	Summary: In the event of a change in law or regulation applicable in the context of Client Assets which:

(a)	materially impairs the Custodian’s ability to perform the Services as envisaged herein; or

(b)	which results in a materially increased cost burden for the Custodian or material reduction in commercial margin;

as soon as reasonably practicable (and, where possible, in advance of the change in law or regulation becoming effective), the Custodian shall prepare a summary for the Client of the expected impact on this Agreement (in terms of Services, Service Levels and Sums Due) which the Custodian expects the change in applicable law or regulation to have.

11.2	Negotiation: The Parties undertake to each other that, following delivery of such summary to the Client, they shall, in good faith, and pursuant to the mechanism for dialogue agreed between the Parties from time to time, negotiate amendments to this Agreement to appropriately account as between them for the anticipated change in law or regulation, it being agreed between the Parties that it is their intention with respect to such amendment(s) that:

(a)	the Custodian shall be entitled to pass on to its clients (by way of an increased fee) the cost of compliance with any such change in applicable law or regulation;

(b)	the Client shall not be disproportionately prejudiced by any increase in fees under this Agreement relative to the treatment received by the Custodian’s other clients; and

(c)	the rights and obligations of the Parties under this Agreement shall, as far as is possible, remain unaffected by the relevant change in applicable law or regulation.

LIMITATION

12.1	Disclaimer: Without prejudice to any liability which may accrue to the Custodian as a result of a failure to comply with its obligations as set out in this Agreement, the Custodian specifically disclaims any and all liabilities arising out of or in connection with the Services rendered through the use of the Infrastructure.

12.2	Exclusion: To the extent permitted by applicable law and regulation and save as otherwise provided or contemplated in this Agreement, all warranties, conditions, representations, indemnities and guarantees with respect to the Services and the Infrastructure (whether express or implied), arising by law, custom, prior oral or written statements by the Custodian, or otherwise (including any warranty of merchantability, satisfactory quality, fitness for any particular purpose and non-infringement) are hereby, excluded and disclaimed.

12.3	Standard: A failure to achieve the Service Commitment in respect of a given Service Period shall not be deemed a breach of this Agreement unless such failure also amounts to a failure by the Custodian to exercise reasonable care and skill in the performance of the Services.

12.4	Limitation:

(a)	Subject to Clause 12.4(d), the Custodian shall not be liable in any way for any diminution in the value of Client Assets.

(b)	Subject to Clause 12.4(d), neither Party shall be liable to the other Party (whether in contract, tort (including negligence), breach of statutory duty or otherwise) for any sum (or element thereof) which would result in a Party’s aggregate liability under this Agreement for any Losses of the other Party arising out of or in connection with this Agreement exceedin• whichever is the hi• her of: [***]

(c)	Subject to Clause 12.4(d), neither Party shall be liable to the other Party for any indirect, incidental, special, speculative, punitive, exemplary, consequential loss or other damage(s), loss of profits, revenue, cost or loss of opportunity, loss of anticipated savings, loss of business or loss of goodwill arising out of or in connection with this Agreement (including, in particular, that Custodian shall not be liable in any way for any:

(i)	decrease in the value of Assets, as expressed in any currency or in another value that substitutes for currency; or

(ii)	loss or theft of Assets,

to the extent, in each case, that the same was not caused by the Party seeking to rely on this Clause 12.4(c) or its Affiliates), even if, in each case, that loss or damage was reasonably foreseeable or that such Party was aware of the possibility of that loss or damage arising.

(d)	The limitations of liability contained in each of Clauses 12.4(a), (b) and (c) shall not:

(i)	apply in respect of Losses arising to a Party as a result of the gross negligence, fraud or wilful default of the other Party; or

(ii)	(otherwise), operate to exclude (or purport to exclude) liability in circumstances where, or to the extent that, to do so would be contrary to applicable law or regulation.

12.5	Alleviation: Notwithstanding anything to the contrary herein, the Custodian shall be relieved of liability in respect of a failure to comply with an obligation upon it hereunder to the extent that:

Professional Advice:

(a)	in so failing to comply with an obligation upon it hereunder, the Custodian is acting (or is refraining from acting or refraining from acting further or for the time being) upon the advice of its professional advisors in relation to a matter of law, regulation and / or market practice;

Client / Third-Party Default:

(b)	it is prevented from so complying due to:

(A)	a failure by the Client to comply with its obligations hereunder, including to provide information and Proper Instructions to the Custodian in a timely manner hereunder; or

(B)	the acts or omissions of a third-party, including transaction counter-parties, in respect of whom the Custodian and its Affiliates have no control,

(PROVIDED ALWAYS that the Custodian promptly notifies the Client of any such perceived failing by the Client and / or, as the case may be, third-party, and uses all reasonable endeavours to minimise the impact of such failure(s)); and / or

Disputed Client Asset:

(c)	the Custodian, acting in good faith, considers there to be a dispute or conflicting claim as to title in connection with a particular Client Asset(s) and:

(i)	the Custodian’s non-compliance with what would otherwise be an obligation upon it hereunder is limited to the context of not acting in connection with the Client Asset(s) which are the subject-matter of the dispute;

(ii)	the Custodian has notified the Client of the perceived dispute and the Client Asset(s) to which it relates; and

(iii)	such dispute has yet to be:

(A)	resolved by the parties thereto (to the reasonable satisfaction of the Custodian); or

(B)	finally determined by a court of competent jurisdiction (with evidence thereof, to the reasonable satisfaction of the Custodian, having been provided to it),

and the Custodian and its Personnel have not been indemnified (and on an ongoing basis) by the Client, in a form satisfactory to the Custodian, from and against all Losses which the Custodian reasonably believes they may incur as a result of dealing with the Client Asset(s) which are the subject-matter of the dispute.

12.6	Force Majeure: The Parties shall not be responsible hereunder for the Losses of the other Party or any other party, or property in the possession of the same, or for any failure to comply with their respective obligations hereunder if such Losses or failure is caused by, or is directly or indirectly due to, widespread industrial action, nationalisation, expropriation, requisition, currency restrictions, suspension or disruption of the normal procedures and practices of, or disruption of the infrastructure of, any securities market or exchange, acts, omissions or insolvency of an exchange, failure of a material utility supply, war damage, enemy or terrorist action, the act of any government, governmental agency or other competent authority (foreign or domestic), including in connection with the suppression of terrorism, riot, civil commotion, rebellion or insurrection, storm, tempest, accident, fire, lock-out, strike or other cause (whether similar or not), BUT EXCLUDING, in any case, reasonably foreseeable technological risks, beyond the control of such Parties PROVIDED THAT each shall:

(i)	notify the other Party of the occurrence of a perceived force majeure event and its anticipated duration and impact; and

(ii)	use all reasonable efforts to minimise the effects of the same.

12.7	Remedy Forgone: Notwithstanding anything to the contrary herein, being conscious that the Custodian provides (and intends to provide) services in the nature of the Services for a multiplicity of clients, the Client irrevocably waives and disavows any entitlement to institute (or join with any person in instituting) insolvency proceedings of any kind (or otherwise to seek the Custodian’s winding-up) in any jurisdiction in connection with the Custodian. The foregoing shall, for the avoidance of doubt, be without prejudice to any debt or other obligation of the Custodian which would otherwise (but for this Clause) have entitled the Client to seek the Custodian’s winding-up or to institute insolvency proceedings.

CONFIDENTIALITY

13.1	Confidential Information: During the subsistence of this Agreement, a Party (the “Receiving Party”) may receive Confidential Information from the other Party or its representatives (the “Disclosing Party”).

13.2	Undertakings: Each Party undertakes that:

(a)	it will use Confidential Information only as is reasonably necessary for the purposes of this Agreement and in accordance with the terms of this Agreement; and

(b)	(subject to Clause 13.2(a)), it will not, during the subsistence of this Agreement or at any time thereafter, directly or indirectly:

(i)	make to any person any untrue statement relating to the other Party, an Affiliate thereof or to their affairs; or

(ii)	use, copy, divulge, communicate to any person or remove any Confidential Information whenever received or obtained by it in any capacity.

13.3	Exceptions: Notwithstanding Clause 13.2, the Receiving Party shall not be prohibited from disclosing Confidential Information:

(a)	the disclosure of which is authorised by the Disclosing Party;

(b)	which is in the public domain at the time of such disclosure (OTHERWISE than by virtue of an unauthorised disclosure by the Receiving Party);

(c)	which is in the Receiving Party’s possession, or otherwise known by it, prior to receipt from the Disclosing Party;

(d)	which was rightfully disclosed to the Receiving Party by a third-party (not being known to the recipient to be subject to obligations of confidentiality in respect thereof);

(e)	which was independently developed by the Receiving Party without use of any Confidential Information of the Disclosing Party; or

(f)	the disclosure of which is required by law, regulation, a court of competent jurisdiction, a regulatory body or by the rules of a relevant listing venue.

13.4	Assistance: In the event of a disclosure of Confidential Information being required in accordance with Clause 13.3(f), the Receiving Party shall:

(a)	exercise all reasonable efforts to draw the attention of the relevant authority to the need for appropriate confidential treatment to be afforded to the Disclosing Party’s Confidential Information; and

(b)	reasonably co-operate with the Disclosing Party (at the latter’s expense) in any attempt that the Disclosing Party may make in connection with obtaining reliable assurance from the relevant authority in such regard.

13.5	Return: On request, and in any case upon termination of this Agreement (howsoever occurring), each Party shall return to the other Party (or, at the Disclosing Party’s request, Destroy) any documents and materials in its possession or control which contain or record any of the Confidential Information of the other Party PROVIDED THAT the Receiving Party may retain documents and materials containing Confidential Information to the extent required by law, regulation or the rules of a relevant listing venue (in respect of which retained Confidential Information the provisions of this Clause 13 shall continue to apply without limit in time).

13.6	Clarification: Notwithstanding anything to the contrary contained herein, the Custodian shall not have any confidentiality obligation with regard to data (including cryptographic public keys) which is necessary for initiating, issuing, registering and / or receiving any Transfers from the blockchains of relevant Assets.

13.7	Press Releases & Public Comment:

(a)	The Parties acknowledge the sensitivity which would apply in connection with the use and exploitation of their respective brands.

(b)	Save as expressly provided otherwise herein, neither Party shall issue, or cause to be issued, any press release or make any public statement related to the subject-matter of this Agreement or use the other Party’s brand, trademarks or logos in any way (including in promotional material) without the other Party’s prior written consent.

(c)	In the event of a request by a third-party for a Party to publicly comment on any matter related to the subject-matter of this Agreement, in the absence of agreement to the contrary between the Parties at the relevant time, any response to such request must be made in a manner consistent, in all material respects, to information which, at the time of the response, is publicly available.

13.8	Violations: The Receiving Party shall promptly notify the Disclosing Party in writing upon its becoming aware of any loss, access, use or disclosure of Confidential Information in violation of the provisions of this Agreement. In such circumstances the Receiving Party shall take all appropriate measures to mitigate the impact thereof and to prevent any recurrence.

PERSONAL DATA PROCESSING

14.1	Each Party represents and warrants to the other Party that it is committed to compliance with the applicable Data Protection Obligations.

14.2	The DPA, which is contained in Schedule 3 (Data Processing Agreement) and which, accordingly, forms part of this Agreement between the Parties, determines the purpose and manner in which Personal Data is to be Processed under this Agreement in accordance with the requirements of the Data Protection Obligations.

NON-SOLICITATION OF PERSONNEL

15.1	The Parties acknowledge that during the subsistence of this Agreement, in addition to each obtaining Confidential Information in connection with the other Party and its Affiliates, it is also likely that each Party will obtain personal knowledge of and influence over Personnel of the other Party and, also potentially, of its Affiliates. Accordingly, each Party undertakes with the other that (in addition to its other obligations under this Agreement and to any restrictions imposed on it by law) it will not, and will procure that its Affiliates do not, directly or indirectly, whether alone or in conjunction with any other person, firm or company, during the course of this Agreement and for a period of twelve (12) months:

(a)	after its termination (howsoever occurring, including, for the avoidance of doubt, as a result of unlawful termination by either Party); or

(b)	after the relevant member of Personnel ceases to be engaged in any capacity by the other Party,

canvass or solicit the engagement of, or engage with (in any capacity), any member of Personnel of the other Party who by reason of his / her seniority, or knowledge of the Confidential Information of the other Party, or knowledge of or influence over, the Affiliates of the other Party is likely to be able to assist or benefit the first Party in competition with the other Party.

15.2	Each Party acknowledges that the restrictive covenant contained in this Clause 15 is reasonable and necessary to protect the legitimate interests of the other Party and its Affiliates.

TERMINATION

16.1	Duration: This Agreement is effective from its execution and shall remain in full force and effect until terminated in accordance with its terms. The Parties shall use their best efforts to replace this Agreement with a new agreement as soon as reasonably practicable upon following completion of the Custodian’s board restructuring.

16.2	Termination (No Fault): This Agreement may be terminated:

(a)	by the Custodian, without incurring any further liability, upon the expiration of not less than three (3) months’ written notice of termination to the Client, to expire at any time;

(b)	by the Client, subject to payment of the Break Fee, upon the expiration of not less than three (3) months’ written notice of termination to the Custodian PROVIDED THAT such notice expires no earlier or later than the second anniversary of the date of this Agreement; or

(c)	by the Client, without incurring any further liability, upon the expiration of not less than three (3) months’ written notice of termination to the Custodian PROVIDED THAT such notice expires no earlier than the third anniversary of the date of this Agreement.

16.3	Termination (Force Majeure): This Agreement may be terminated by either Party, without incurring any further liability, by written notice to the other Party (such termination to take effect promptly following the completion of the Exit Period, as defined in Clause 16.8(a)(ii)) if a force majeure event, as described in Clause 12.6, should continue for a period exceeding forty-five (45) consecutive Business Days.

16.4	Termination (Fault):

(a)	Without prejudice to any other right or remedy a Party hereunder may have against the other, such Party (the “Notifying Party”) may terminate this Agreement by written notice to the other Party (such termination to take effect promptly following the completion of the Exit Period, as defined in Clause 16.8(a)(ii)) in the event of any of the following occurring at any time during the subsistence of this Agreement:

(i)	the other Party commits any material breach (or series of breaches which, together, constitute a material breach) of the terms of this Agreement (and, where such breach is capable of remedy, the other Party fails to remedy such breach within twenty-one (21) Business Days after service of a written notice from the Notifying Party specifying the breach and requiring it to be remedied);

(ii)	the other Party passing a resolution, or the court making an order, that such other Party be wound up or made bankrupt;

(iii)	a liquidator, trustee in bankruptcy, receiver, administrative receiver, manager or administrator is appointed in respect of all or a material part of such other Party’s business or assets; or

(iv)	the other Party enters into any composition or arrangement with its creditors.

(b)	The Custodian may terminate this Agreement immediately by giving written notice to the Client if the Custodian, in its sole discretion, has determined that:

(i)	any information provided by the Client during the application of the Onboarding Protocol is incomplete, false and / or inaccurate in a material respect or material information was withheld during the application of the Onboarding Protocol;

(ii)	the Client has:

(A)	breached the Security Protocol; or

(B)	(otherwise) taken, or sought to take, actions designed to circumvent the Security Protocol or to reduce its effectiveness;

(iii)	continued provision of the Services would result in violation of applicable law or regulation relating to either Party and:

(A)	it has not been possible for a period of not less than twenty-one (21) Business Days; or

( )	it is agreed by the Parties to be impracticable,

for the Parties to agree consequential amendments to this Agreement as envisaged by Clause 11.2; or

(iv)	the Client has conducted or participated in conduct which has, or could (in the reasonable opinion of the Custodian) be expected to have, a material adverse effect upon the Custodian’s business or reputation.

16.5	Rights at Law: The rights of a Party to terminate this Agreement under this Clause 16 are without prejudice to any other rights that such Party might have at law to terminate this Agreement or to accept any breach of this Agreement on the part of the other Party as having brought this Agreement to an end.

16.6	Accrued Rights:

(a)	Termination of this Agreement, howsoever arising, shall be without prejudice to the rights, duties and liabilities of the Parties accrued prior to termination.

(b)	Accordingly, the Custodian shall be entitled to receive all Service Fee accrued up to but excluding the date of termination of this Agreement, howsoever arising.

16.7	Continued Effect: Provisions of this Agreement which, expressly or impliedly, grant or give rise to continuing rights or impose or give rise to continuing obligations shall operate, survive and lawfully have effect after termination of this Agreement.

16.8	Consequences:

(a)	The Client undertakes that it shall:

(i)	before the expiry of notice of termination served in accordance with Clause 16.2;

(ii)	within twenty-one (21) Business Days immediately following the service of notice to terminate this Agreement pursuant to Clause 16.3, Clause 16.4 or Clause 16.5 (such period, the “Exit Period”),

remove (or procure that Client Users remove) all Client Assets from all Accounts and, thereupon, cease using and Destroy all PSDs (such Destruction to be confirmed to the Custodian immediately thereafter).

(b)	The Client acknowledges that:

(i)	upon its compliance with Clause 16.8(a); or

(ii)	(as the case may be) if later, at the expiration of the Exit Period,

the Custodian shall cease to provide the Services (including, in particular, that it will cease to provide Client Users with access to, and therefore the ability to use, the Infrastructure).

(c)	If any Client Assets remain in any Accounts at the expiration of the Exit Period (all such Client Assets, the “Remaining Assets”), the Custodian shall:

(i)	subject always to the application of Clauses 4.8, 5.5, 12.5 and 12.6 hereof; and

(ii)	without obligation to have any recourse to the Client in connection therewith,

effect one or more transfers of the Remaining Assets to the Repatriation Address(es) applicable thereto (together, the “Exit Transfer(s)”).

The conduct of the Exit Transfer(s) (or purported conduct of the Exit Transfer(s), in circumstances where the Exit Transfer(s) fail due to invalidity of the Repatriation Address(es)) shall constitute full and final settlement of any obligation the Custodian may owe to the Client in respect of any Remaining Assets.

(d)	The Service Fee shall be payable by the Client until completion of any necessary Exit Transfer(s) and the Client shall further be liable for any additional costs incurred by the Custodian (in its reasonable discretion) in relation to any necessary Exit Transfer(s).

(e)	For the avoidance of doubt, the foregoing Clauses 16.8(c) and 16.8(d) shall survive termination of this Agreement.

NOTICES

17.1	This Clause 17 does not apply to the service of any proceedings, claim form, notice or other document(s) in any legal action.

17.2	All notices (other than as provided in Clause 17.1) required to be served hereunder shall be in writing, in the English language, signed by the Party giving it and:

(a)	delivered by hand or sent by registered mail to the Party concerned at its registered or principal office for the time being; or

(b)	sent by email to the Party concerned at the address for the time being notified in writing for such purpose to the Party giving notice.

17.3	A notice given hereunder shall have effect from the earlier of its actual or deemed receipt by the addressee.

17.4	Subject to Clause 17.5, a notice shall be deemed to have been received:

(a)	if delivered by hand, at the time the notice is left at a Party’s registered or principal office for the time being;

(b)	if sent by registered mail, at the expiry of three (3) Business Days after the day of posting; and

(c)	if sent by email, on the day sent (PROVIDED THAT the sender does not receive any notification of email delivery failure).

17.5	For the purposes of Clause 17.4:

(a)	all references to time are to the time in the UK; and

(b)	if deemed receipt would occur on a day which is not a Business Day, deemed receipt shall be at 9am on the next Business Day.

MISCELLANEOUS

18.1	Nothing in this Agreement is intended (or should be deemed) to create a partnership, a relationship of employer or employee or of agent and principal or otherwise between the Parties (or any of their respective Affiliates). Accordingly, neither Party shall hold itself out as being an agent, partner or joint venture partner of the other Party or of any Affiliate thereof.

18.2	This Agreement constitutes the entire, and only, agreement and understanding between the Parties in connection with its subject-matter and, accordingly, supersedes any and all previous agreements and arrangements between them (whether written, oral or implied) relating to the subject-matter of this Agreement.

18.3	Each of the Parties agrees that in entering into this Agreement it does not rely on, and shall have no remedy in respect of, any undertaking, promise, assurance, statement, representation, warranty or understanding (whether written, oral or implied) of any person (whether party to this Agreement or not, and whether innocently or negligently made) relating to this Agreement OTHER THAN as expressly set out herein. However, nothing in this Agreement shall limit or exclude liability for fraud or fraudulent misrepresentation.

18.4	The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

18.5	No failure on the part of a Party hereto to exercise, and no delay on their part in exercising, any right or remedy under this Agreement will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

18.6	The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any relevant jurisdiction shall not affect the legality, validity or enforceability of any other provision thereunder or its legality, validity or enforceability under the law of any other relevant jurisdiction.

The Parties mutually agree to co-operate in any revision of this Agreement which may be necessary to meet any mandatory requirement of the law or regulatory provision applicable to any of them.

18.7	The provisions of this Agreement may be amended only by agreement in writing between the Parties.

18.8	This Agreement shall not be assignable by either Party without the prior written consent of the other Party SAVE THAT the Custodian may, subject to any Permit as may be required, assign its rights and obligations under this Agreement to an Affiliate. (Any successors of the Parties or assignees of the Custodian shall be bound by this Agreement).

18.9	This Agreement may be executed in counterparts (each of which shall be deemed an original) and which, together, shall constitute one and the same instrument.

18.10	Any signature to this Agreement transmitted or given by electronic means shall be deemed an original signature and, accordingly, be binding upon the Parties hereto to the same extent and with the same force and effect as an original (wet-ink) signature.

GOVERNING LAW, JURISDICTION, IMMUNITY, EVIDENCE 8, LOCUS STANDI

19.1	This Agreement and any matter, claim or dispute arising out of, or in connection with, its subject-matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of Jersey, Channel Islands.

19.2	To the extent that either Party may, in any jurisdiction, claim for itself or its assets any immunity from suit, judgment, enforcement or otherwise (and whether on grounds of sovereignty or otherwise), such Party agrees not to claim any of the same and irrevocably waives any immunity or other entitlement of a like nature to the fullest extent permissible under the laws of the relevant jurisdiction(s).

19.3	Each Party irrevocably submits to the exclusive jurisdiction of the Courts of Jersey, Channel Islands as regards any matter, claim or dispute arising out of, or in connection with, this Agreement, its subject-matter or formation (including non-contractual disputes or claims).

19.4	The Parties consent to telephonic or electronic recordings for security and quality of service purposes (including without the use, in any particular case, of a warning tone or notification message) and each Party acknowledges that either Party may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

19.5	The Parties accept that any electronic evidence resulting from the use of the Infrastructure will be admissible, valid, enforceable and will have the same evidentiary value as written evidence.

19.6	Any data entered, sent, received, automatically generated and any logs on any operation made using the Infrastructure (including in relation to any Transfers) may be admitted by a Party as valid evidence for all purposes.

19.7	Unless and to the extent otherwise provided in this Agreement, a person who is not party to this Agreement shall have no right to enforce any of its terms.

IN WITNESS whereof this Agreement has been entered into the day and year first before written.

SIGNED

For and on behalf of
)
KOMAINU SINGAPORE PTE. LTD.	)	By:	/s/ Susan Patterson
	)	Name:	Susan Patterson
	)	Position:	Director
For and on behalf of
)
COINSHARES CAPITAL MARKETS (JERSEY) LIMITED	)	By:	/s/ Daniel Masters
	)	Name:	Daniel Masters
	)	Position:	Director